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                     July 12, 2023

       Rafael Moreira Pereira
       Chief Financial Officer
       Crescera Capital Acquisition Corp.
       Rua An  bal de Mendon  a, 27, 2nd floor
       Rio de Janeiro , RJ, Brazil

                                                        Re: Crescera Capital
Acquisition Corp.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed April 14,
2023
                                                            File No. 001-41081

       Dear Rafael Moreira Pereira:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation
       cc:                                              Manuel Garciadiaz, Esq.